As filed with the Securities and Exchange Commission on May 5, 2010
Registration No. 333-65958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ZIMMER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4151777 (I.R.S. Employer Identification No.)
345 East Main Street
Warsaw, Indiana 46580
(Address of Principal Executive Offices) (Zip Code)
ZIMMER HOLDINGS, INC. SAVINGS AND INVESTMENT PROGRAM
(Full title of the plan)
Chad F. Phipps
Senior Vice President, General Counsel and Secretary
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
(Name and address of agent for service)
(574) 267-6131
(Telephone number, including area code, of agent for service)
Copy to:
David C. Worrell
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated Filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE
     Zimmer Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain of the securities previously registered for issuance under the Zimmer Holdings, Inc. Savings and Investment Program (the “Plan”) by the Registrant pursuant to a Registration Statement on Form S-8 (Registration No. 333-65958), filed with the Securities and Exchange Commission and effective on July 26, 2001 (the “Registration Statement”). The Registration Statement registered 4,018,910 shares of the Registrant’s Common Stock, par value $0.01 per share, related Preferred Stock Purchase Rights and an indeterminate amount of interests to be offered or sold pursuant to the Plan for employees who elected to purchase shares of the Registrant’s Common Stock under the Plan. The Registrant has eliminated the ability of employees to purchase or hold shares of the Registrant’s Common Stock under the Plan and is therefore filing this Post-Effective Amendment to deregister any and all securities previously registered under the Registration Statement that have not been issued or sold under the Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on this 5th day of May, 2010.

ZIMMER HOLDINGS, INC.
By:	/s/ David C. Dvorak
David C. Dvorak
President and Chief Executive Officer

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David C. Dvorak and Chad F. Phipps, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of David C. Dvorak and Chad F. Phipps, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ David C. Dvorak David C. Dvorak	President, Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2010

/s/ James T. Crines James T. Crines	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 5, 2010

/s/ Derek M. Davis Derek M. Davis	Vice President, Finance and Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 5, 2010

/s/ Betsy J. Bernard Betsy J. Bernard	Director	May 5, 2010

/s/ Marc N. Casper Marc N. Casper	Director	May 5, 2010

/s/ Larry C. Glasscock Larry C. Glasscock	Director	May 5, 2010

/s/ Robert A. Hagemann Robert A. Hagemann	Director	May 5, 2010

Arthur J. Higgins	Director	May 5, 2010

/s/ John L. McGoldrick John L. McGoldrick	Director	May 5, 2010

/s/ Cecil B. Pickett, Ph.D. Cecil B. Pickett, Ph.D.	Director	May 5, 2010

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Zimmer Holdings, Inc. Savings and Investment Program) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on May 5, 2010.

ZIMMER HOLDINGS, INC. SAVINGS AND INVESTMENT PROGRAM
By:	/s/ Dennis E. Cultice
	Name:	Dennis E. Cultice
	Title:	Vice President, Global Compensation, Benefits and HRIS